Exhibit 99

February 2, 2015

Dear Shareholder:

Enclosed (unless you have direct deposit) is your February 1, 2015, dividend for First Citizens Banc Corp.

Based upon our preliminary determination, the earnings for 2014 were $7,655,000 or $0.99 basic per share earnings available to common shareholders. This compares to 2013 earnings of $5,020,000, or $0.65 basic per share earnings available to common shareholders, a 52.5% increase. You may recall that 2013 had a non-cash pension adjustment of approximately $.19 per share. After taking into account the 2013 adjustment, we still enjoyed a 17.7% improvement in earnings for 2014.

Our net interest income for the year 2014 was $41,866,000. This compares to $39,974,000 for 2013. We are pleased with achieving this increase in spite of the extremely low interest rate environment. Continued loan growth and decreasing deposit costs have contributed to this 4.7% increase in net interest income. Our total loans at year end 2014 were $914,857,000. This was a 6.2% increase over year-end total loans of $861,241,000. This was accomplished without compromising our lending standards in a very competitive environment.

During the year 2014 we expensed $1,500,000 for our Reserve for Loan Loss, compared to $1,100,000 in 2013. The modest increase is primarily a result of loan growth as all of our year-end measures for loan performance have improved since year-end 2013.

We enjoyed an increase of 15.0% in our noninterest income. This was a result of a substantial increase in our tax refund processing revenue and a 19.1% increase in our wealth management revenue.

We saw a $1,834,000 decrease in noninterest expenses. Even considering 2013’s pension adjustment expense, total 2014 expenses increased by 1.0%.

We are pleased that we enjoyed an increase to the bottom line through increased net interest income, increased noninterest income, and holding the line on expense. This supports our belief that we can grow the company without significant overhead increases.

In early March we will complete the partnership with the Citizens National Bank of Southwestern Ohio. This $100,000,000 institution will open the door to opportunities in the Dayton, Ohio market for lending, cash management, and wealth management. We also recently opened a loan production office in Mayfield Heights, Ohio. We have added two experienced lenders in this market where we also see great opportunity for lending, cash management, and wealth management.

You may have received by now or have seen news releases that we are in the process of changing our name. The new bank name will be Civista Bank. This is a combination of Civic (community banking), Citizens (our legacy), and Vista (our broad view of the future). Your senior management has worked on this project for almost a year examining name alternatives which, we believe, properly identify with us, differentiate us from the abundance of Citizens’ banks and embrace future growth. We had this challenge with competing Citizens banks when we partnered with Champaign Bank – having to selectively keep that name in some markets and creating additional brand confusion. While the name is new, our dedication to community banking and personal service will not change. The holding company will become Civista Bancshares in the coming months.

You will be receiving your annual report and proxy in early March. It will contain more detail on the 2014 performance and several ballot issues. I would encourage you to read your proxy and vote your shares. Your votes and comments are important. We do look at them.

The annual shareholders meeting will be April 21, 2015 at 10 AM at the Firelands Campus of BGSU in Huron, Ohio. We hope to see you there.

If you have any questions, a call is always welcomed.

Very truly yours,

James O. Miller

President & C.E.O.

Cautionary Statement Regarding Forward-Looking Information

Comments made in this letter include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to numerous assumptions, risks and uncertainties. Although management believes that the expectations reflected in the forward-looking statements are reasonable, actual results or future events could differ, possibly materially, from those anticipated in these forward-looking statements. The forward-looking statements speak only as of the date of this letter, and First Citizens Banc Corp assumes no duty to update any forward-looking statements to reflect events or circumstances after the date of this letter, except to the extent required by law.